RENT-WAY REPORTS FISCAL 2005 SECOND QUARTER FINANCIAL RESULTS

ERIE, PA., May 5/PRNewswire-First Call/-Rent-Way, Inc. (NYSE: RWY) today reported financial results for the three and six months ended March 31, 2005. The results reported reflect the Company’s review of its lease accounting practices and its method of recognizing rental business revenues as discussed below.

For the second quarter, the Company reported revenues of $136.2 million versus $135.3 million in the same quarter last year. Revenues from the Company’s core rental business (which excludes the Company’s dPi Teleconnect unit) were $131.6 million versus $128.7 million in the same quarter last year. Same store rental business revenue increased 1.4% versus last year’s quarter. Operating income in the quarter was $14.3 million, compared to $15.1 million in the same period last year. Net income was $6.3 million, compared to $6.6 million in the second quarter last year. Net income allocable to common shareholders was $5.8 million or $0.19 per share versus net income of $6.2 million last year or $0.22 per share. Net income for the quarter gives effect to a non-cash $610 thousand FAS 133 gain related to the conversion feature of the Company’s preferred stock.

“Our management team has done an excellent job executing our growth plans. We nicely exceeded our guidance in revenue and operating income.” stated William Morgenstern, Rent-Way’s Chairman. “In the quarter we also opened 12 new stores and we expect to open 8 — 10 more by the end of the current quarter. Our new stores, which we define as stores open less than 15 months, collectively continue to perform ahead of plan and our store opening plan remains on course,” concluded Mr. Morgenstern.

William McDonnell, Rent-Way’s Vice President and CFO stated, “For the quarter, our core stores revenue and operating income were $130.4 million and $16.7 million, respectively, and our core stores with new stores revenue and operating income were $131.6 million and $14.3 million, respectively. For both core stores and core stores with new stores, we exceeded our guidance for the quarter. As we look forward to the next two quarters, based on current business trends, we reiterate our guidance for revenue and operating income ranges. We anticipate comparable store sales for the June and September quarters to be in the positive 3-4% range.” concluded Mr. McDonnell.

The Company ended the quarter with $18.0 million outstanding on its bank revolver, down from $22.0 million at March 31, 2004. The Company reported EBITDA for the quarter of $18.2 million versus $19.2 million in the same quarter last year. EBITDA as defined by the Company is operating income plus depreciation of property and equipment and amortization of goodwill and other intangibles. The Company believes EBITDA provides investors useful information regarding its ability to service its debt and generate case for other purposes, including for capital expenditures and working capital. The Company reported net cash provided by operations for the quarter of $14.0 million versus $22.0 million in the same quarter last year.

Reconciliations of the non-GAAP measures mentioned above to the nearest comparable GAAP measures are presented in the chart of supplemental information attached to this release.

In light of announcements made by many public companies regarding lease related accounting and a February 7, 2005, letter by the SEC to the American Institute of Certified Public Accountants, the Company reviewed its lease accounting practices with its independent auditors. As a result, the Company has corrected its accounting for leases and will be restating the financial results contained in its most recent Form 10-Q for the quarter ended December 31, 2004, and its Form 10-K for the fiscal year ended September 30, 2004, and those financial statements should no longer be relied upon. More specifically, the Company is correcting its computation of depreciation of leasehold improvements, its treatment of “free rent” or “rent holidays” offered by landlords at the commencement of a lease and its classification of landlord allowances related to leasehold improvements. The Company has also determined to give effect to its previously announced change in recognizing rental business revenues in periods prior to September 30, 2004. Effective October 1, 2004, the Company began to record revenues over the rental term. The cumulative net impact of this change was $2.6 million at October 1, 2004, and was recorded in Other Expense in the quarter ended December 31, 2004. This adjustment will be reversed and will now be recorded in Revenues and Operating Expenses for prior periods.

The impact of the restatements on the Company’s consolidated statements of operations was an increase in revenues of $0.3 million for the quarter ended March 31, 2004 and a decrease in operating and net income of $0.5 million and $0.2 million for the quarters ended March 31, 2005 and 2004, respectively. The impact of the restatements on the Company’s consolidated statements of operations was a decrease in revenues of $0.1 million and a decrease in operating and net income of $0.5 million for the six months ended March 31, 2004 and a decrease in operating income of $1.3 million and an increase in net income of $1.2 million for the six months ended March 31, 2005.

The impact on the Company’s March 31, 2005 consolidated balance sheet was a decrease in property and equipment, net of $3.7 million, an increase in other liabilities of $0.9 million, and an increase in accumulated deficit of $4.6 million. The impact on the Company’s September 30, 2004 consolidated balance sheet was an increase in rental merchandise, net of $0.8 million, a decrease in property and equipment, net of $2.5 million, an increase in other assets of $2.2 million, an increase in other liabilities of $6.3 million, and an increase in accumulated deficit of $5.8 million.

The company expects to file amendments to its 2004 Form 10-K and its December 31, 2004 Form 10-Q containing restated financial statements shortly.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 780 stores in 34 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filing with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY,INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)

	March 31, 2005	September 30, 2004
	(unaudited)	(unaudited)
		Restated
Cash and cash equivalents	$3,445	$3,412
Prepaid expenses	9,633	8,496
Rental merchandise, net	196,550	173,930
Total Assets	459,181	431,128
Accounts payable	25,100	26,187
Debt	221,116	203,934
Total Liabilities	321,965	302,101
Shareholders' Equity	115,575	109,237

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands except per share data)

	For the three months ended March 31,						For the six months ended March 31,
	2005			2004			2005			2004
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
				Restated			Restated			Restated
Revenues:
Rental revenue	$114,199		83.8%	$111,251		82.2%	$220,141	83.9%		$213,304	82.5%
Prepaid phone service revenue	4,742		3.5%	6,884		5.1%	9,304	3.5%		13,073	5.1%
Other revenues	17,257		12.7%	17,188		12.7%	33,050	12.6%		32,129	12.4%

Total Revenues	136,198		100.0%	135,323		100.0%	262,495	100.0%		258,506	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	36,005		26.4%	37,151		27.5%	68,521	26.1%		69,921	27.0%
Property and equipment	3,902		2.9%	4,039		3.0%	8,413	3.2%		8,406	3.3%
Amortization of intangibles	28		0.0%	110		0.1%	56	0.0%		224	0.1%
Cost of prepaid phone service	2,871		2.1%	4,952		3.7%	5,777	2.2%		8,931	3.5%
Salaries and wages	34,764		25.5%	33,711		24.9%	69,584	26.5%		67,317	26.0%
Advertising, net	4,733		3.5%	4,272		3.2%	10,085	3.8%		10,401	4.0%
Occupancy	9,289		6.8%	8,452		6.2%	18,349	7.0%		16,867	6.5%
Restructuring costs	--		0.0%	--		0.0%	--	0.0%		48	0.0%
Other operating expenses	30,305		22.3%	27,562		20.4%	56,247	21.4%		53,162	20.6%
Total costs and operating expenses	121,897		89.5%	120,249		88.9%	237,032	90.3%		235,277	91.0%
Operating income	14,301		10.5%	15,074		11.1%	25,463	9.7%		23,229	9.0%
Other income (expense):
Interest expense	(7,291)	-5.	4%	(7,662)	-5.	7%	(14,358)	-5.	5%	(15,521)	-6.	0%
Interest income	7		0.0%	14		0.0%	14	0.0%		784	0.3%
Amortization and write-off of deferred financing costs	(285)	-0.	2%	(264)	-0.	2%	(566)	-0.	2%	(522)	-0.	2%
Other income (expense), net	1,025		0.8%	1,228		0.9%	(239)	-0.	1%	(3,093)	-1.	2%
Income before income taxes and discontinued operations	7,757		5.7%	8,390		6.2%	10,314	3.9%		4,877	1.9%
Income tax expense	1,395		1.0%	1,395		1.0%	2,790	1.1%		2,790	1.1%
Income before discontinued operations	6,362		4.7%	6,995		5.2%	7,524	2.9%		2,087	0.8%
Loss from discontinued operations	(53)		0.0%	(437)	-0.	3%	(181)	-0.	1%	(1,710)	-0.	7%
Net income	$6,309		4.6%	$6,558		4.8%	$7,343	2.8%		$377	0.1%

Preferred stock dividend and accretion of preferred stock	(534)	-0.	4%	(403)	-0.	3%	(1,069)	-0.	4%	(798)	-0.	3%
Net income (loss) allocable to common shareholders	$5,775		4.2%	$6,155		4.5%	$6,274	2.4%		$(421)	-0.	2%

Earnings (loss) per common share:
Basic earnings (loss) per common share
Income before discontinued operations			$0.24			$0.27			$0.29		$0.08

Net income (loss) allocable to common shareholders			$0.22			$0.24			$0.24		$(0.02)

Diluted earnings (loss) per common share
Income before discontinued operations			$0.19			$0.23			$0.28		$0.08

Net income (loss) allocable to common shareholders			$0.19			$0.22			$0.23		$(0.02)

Weighted average common shares outstanding:
Basic	26,244		26,172	26,244		26,125

Diluted	29,992		30,026	26,728		26,125

Calculation of EBITDA and Reconciliation of Net Cash Provided by Operations to EBITDA For the Three Months Ended March 31, 2005 and 2004
(all dollars in thousands)

	Three Months Ended
	03/31/05 (unaudited)	03/31/04 (unaudited)

Calculation of EBITDA
Operating income	$14,301	$15,074
Depreciation - property and equipment	3,902	4,039
Amortization of intangibles	28	110

EBITDA	$18,231	$19,223

Reconciliation of Net Cash Provided by Operations to EBITDA

	Three Months Ended
	03/31/05 (unaudited)	03/31/04 (unaudited)

Net cash provided by operating activities	$14,044	$21,987
Net cash used in discontinued operations	53	437
Adjustments to reconcile net income to net cash provided by operating activities	(40,749)	(42,875)
Changes in assets and liabilities	32,961	27,009
Depreciation - property and equipment	3,902	4,039
Amortization of intangibles	28	110
Interest expense	7,291	7,662
Interest income	(7)	(14)
Amortization and write off of deferred financing costs	285	264
Other expense	(1,025)	(1,228)
Income taxes	1,395	1,395
Loss from discontinued operations	53	437

EBITDA	$18,231	$19,223

RENT-WAY, INC. RECONCILIATION OF CORE STORES REVENUES AND OPERATING INCOME For the Three Months Ended March 31, 2005 (all dollars in thousands)

	Revenues	Operating Income

Rent-Way, Inc., as reported	$136,198	$14,301
New store revenues and operating loss	(1,212)	2,420
DPI revenues and operating income	(4,742)	37
DPI commissions	190	(30)

Core stores revenues and operating income	$130,434	$16,728